Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

STRATEGIC DIAGNOSTICS INC.

and

MODERN WATER INC. and MW MONITORING IP LIMITED

Dated as of November 10, 2011

(continued)

(continued)

(continued)

		Page

12.5	Governing Law	32

12.6	Notices	32

12.7	Severability	33

12.8	Binding Effect; Assignment	33

12.9	Non-Recourse	33

12.10	Specific Performance	33

12.11	Counterparts	33

Exhibit

A	Bill of Sale and Assignment and Assumption Agreement
B	Transition Services Agreement
C	Intellectual Property Assignment

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of November 10, 2011, by and among Strategic Diagnostics Inc., a Delaware corporation (“Seller”), Modern Water Inc., a Delaware corporation (“MW Entity #1”) and MW Monitoring IP Limited, a limited liability company incorporated under the laws of England and Wales (“MW Entity #2” and, together with MW Entity #1, “Purchaser”).

W I T N E S S E T H:

WHEREAS, among other things, Seller operates a water quality and environmental product business which develops, manufactures and sells products and services to determine toxicity and detect contaminants in water and soil (the “Business”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, MW Entity #1 will acquire and assume the Purchased Assets and Assumed Liabilities listed on Schedule 2.1A hereto and MW Entity #2 will acquire and assume the Purchased Assets and Assumed Liabilities listed on Schedule 2.1B hereto; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, Seller and Purchaser hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Payable” means any obligations of Seller for payment of suppliers or vendors to the Business which are unpaid or otherwise outstanding as at the Closing Date, and any liability or obligation with respect to any claim, remedy or other right by such a supplier or vendor related to the foregoing.

“Accounts Receivable” means any rights of Seller to receive payment from customers of the Business which have been unpaid as of the Closing Date, and any claim, remedy or other right related to the foregoing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Books and Records” means all files, documents, papers, books, reports, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (including laboratory notebooks and product master records), user documentation (user manuals, training materials, etc.), marketing documentation, and other similar materials, in all cases related solely to the Business and/or the Purchased Assets in each case whether or not in electronic form; provided that “Books and Records” shall not include duplicate copies of such Books and Records retained by Seller or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement.

“Business Day” means any day of the year on which national banking institutions in New York and London are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means trade secrets and information equivalent to them (including but not limited to formulae, processes, methods, knowledge and Know-how) in connection with the Business, the products manufactured, produced, distributed or sold or the services supplied by the Business or the customers and suppliers of the Business and which are for the time being confidential to the Seller howsoever stored.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

 “Employee” means all individuals as of the date hereof, who are employed by Seller primarily in connection with the Business.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Contracts” means all Contracts of Seller other than the Purchased Contracts.

“Former Employee” means all individuals who were employed by Seller in connection with the Business but who are no longer so employed on the date hereof and/or those individuals on whom notice to terminate their employment has been served.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political or judicial subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including:  (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) all Internet domain names; (iv) all copyrights and all mask works, databases and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets; and (v) all Contracts granting any right relating to or under the foregoing.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories related solely to the Business.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Know-how” means all information owned or used or required to be used, in or in connection with the Business and/or the Purchased Assets held in any form (including that comprised in or derived from design drawings, prototypes, models, discoveries, improvements, data, formulae, specifications, component lists, instructions, databases, manufacturing technology manuals, brochures, catalogues, processes, process descriptions and all other technical information and materials) and relating to:

(a)           the manufacture, development, testing, procurement, marketing or sale of goods or services including customer and contact names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials;

(b)           future projects, business development or planning, commercial relationships and negotiations; and

(c)           any other aspect of the Business.

“Knowledge of Seller” means the knowledge of those Persons identified on Schedule 1.1 and for these purposes a Person shall be deemed to have made due and careful enquiries of those people of whom it would be expected a prudent seller would make enquiry for the purpose of enabling him to have reasonable grounds for believing such statements are accurate.

“Law” means any foreign, federal, state, local international, multinational or other constitutional law, statute, code, ordinance, treaty rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien including any encumbrance, pledge, mortgage, deed of trust, security interest, claim, preference lease, charge, option, right of first refusal, easement, servitude or transfer restriction or an agreement or commitment to create any of the same.

“[M]aterial” means, unless otherwise expressed, material in the context of the Business, Purchased Assets, Assumed Liabilities, taken as a whole, and “[M]aterially” shall be construed accordingly.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Business (taken as a whole), or (ii) on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which Seller operates except where such change has a disproportionate effect on Seller; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller; (v) the effect of any changes in applicable Laws or accounting rules occurring after Closing; or (vi) save as disclosed, any effect resulting from the announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice, as conducted by Seller.

“Permits” means any approvals, authorizations, consents, franchises, licenses, permits, grants or certificates of a Governmental Body.

“Permitted Exceptions”  means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings which have been disclosed to Seller; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease which has been disclosed to Seller; and (vi) any other Liens and encumbrances that relate to liabilities and obligations that are to be discharged in full at Closing or that will be removed prior to or at Closing which, in each case, have been disclosed to Seller.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust, unincorporated organization, Governmental Body or other entity.

“Representatives” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Transfer Documents” means the Bill of Sale and Assignment and Assumption Agreement.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Agreement	Preamble
Asset Acquisition Statement	2.7
Assumed Liabilities	2.3
Bill of Sale and Assignment and Assumption Agreement	4.2(a)(i)
Business	Recitals
Cap	10.5(a)
Closing	4.1
Closing Date	4.1
Closing Inventory Value	3.3(a)
Confidentiality Agreement	7.4
Designated Expert	3.3(c)
Employee Benefit Plans	5.10(a)
Environmental Permits	5.15(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
FCPA	5.21
Financial Statements	5.4
Indemnification Claim	10.4(b)
Indemnified Party	10.4(b)
Indemnifying Party	10.4(b)
Intellectual Property Assignment	4.2(a)(iv)

Term	Section

Intellectual Property Licenses	5.8
Inventory Adjustment	3.3(a)
Loss and Losses	10.2(a)
Material Contract	5.9(a)
Minor Claims Amount	10.5(a)
MW Entity #1	Preamble
MW Entity #2	Preamble
Multiemployer Plans	5.10(a)
Nonassignable Assets	2.5(b)
Purchase Price	3.1
Purchased Assets	2.1
Purchased Contracts	2.1(a)
Purchased Intellectual Property	2.1(d)
Purchased Permits	2.1(f)
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Qualified Plans	5.10(b)
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	10.3(a)
Seller Marks	7.7
Seller Schedule Supplement	7.9
Survival Period	10.1
Termination Date	4.1
Total Consideration	3.1
Transferred Employees	8.1(a)
Transition Services Agreement	4.2(a)(ii)

1.3           Other Definitional and Interpretive Matters

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent that the relevance of such disclosure to the other Schedule is reasonably apparent on the face of such other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, or (b) such item is otherwise specifically and correctly set forth on the balance sheet or financial statements.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all and any Liens except for Permitted Exceptions, all of Seller’s right, title and interest in, to and under the Purchased Assets. The Purchased Assets listed on Schedule 2.1A hereto shall be purchased by MW Entity #1 and the Purchased Assets listed on Schedule 2.1B hereto shall be purchased by MW Entity #2.   “Purchased Assets” shall mean the following assets of Seller as of the Closing:

(a)           the Contracts set forth on Schedule 2.1(a) hereto (collectively, the “Purchased Contracts”);

(b)           all Inventory;

(c)           the equipment and other tangible personal property set forth on Schedule 2.1(c) hereto;

(d)           the Intellectual Property set forth on Schedule 2.1(d) hereto (collectively, the “Purchased Intellectual Property”);

(e)           all Books and Records, excluding such files as may be required under applicable Law regarding privacy;

(f)            the Permits set forth on Schedule 2.1(f) hereto, and all pending applications therefore and/or renewals thereof (collectively, the “Purchased Permits”);

(g)           all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property; and

(h)           all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets and/or Assumed Liabilities.

2.2           Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets, including each of the following assets:

(a)            the Excluded Contracts;

(b)           all cash, cash equivalents, bank deposits or similar cash items of Seller;

(c)            all Accounts Receivable;

(d)           all minute books, organizational documents, stock registers and such other books and records of Seller, and duplicate copies of such records, not included in the Purchased Assets;

(e)            any Intellectual Property rights of Seller other than (1) the Purchased Intellectual Property or (2) any Intellectual Property rights relating solely to the Business and/or Purchased Assets;

(f)            any personnel and files pertaining to any Former Employee;

(g)           any (i) other books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; (ii) any information management systems of Seller, other than those used primarily in the conduct of the Business; and (iii) documents relating to proposals to acquire the Business by Persons other than Purchaser;

(h)           any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom for all taxable periods (or portions thereof) ending on or prior to (or, to the extent attributable to the portion of such period ending on the Closing Date, including) the Closing Date;

(i)            all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller (except to the extent specified in Section 2.1(h));

(j)            any rights, claims or causes of action of Seller against third parties relating to assets, properties, business or operations of Seller arising out of events occurring on or prior to the Closing Date (except to the extent specified in Section 2.1(h));

(k)           all Tax returns and financial statements of Seller and the Business and all records (including working papers) related thereto;

(l)             all of Seller’s rights in any owned or leased real property;

(m)           all Employee Benefit Plans;

(n)            all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(o)           all rights that accrue to Seller under this Agreement; and

(p)           the assets listed on Schedule 2.2(p) hereto.

2.3           Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, all Liabilities of Seller other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following Liabilities:

(a)            Liabilities of Seller under the Purchased Contracts;

(b)           all sales, use, stamp, transfer and other similar Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(c)           Liabilities with respect to the Business, the Purchased Assets or the Transferred Employees arising after the Closing, including without limitation all product liabilities, all product warranty or guaranty liabilities, and all liabilities for product recall or replacement with respect to any product manufactured, sold or distributed by the Business (including prior to the Closing and whether or not any claim therefor has been made or is pending as of the Closing);

(d)           Liabilities for Taxes relating to the Purchased Assets for all taxable periods (or portions thereof) beginning after the Closing Date;

(e)           the Liabilities listed on Schedule 2.3(e) hereto; and

(f)            Liabilities relating to amounts required to be paid by Purchaser hereunder.

2.4           Excluded Liabilities.  Purchaser will not assume or be liable for any of the following Liabilities of Seller which shall remain the sole responsibility of Seller (collectively, the “Excluded Liabilities”):

(a)           all Accounts Payable;

(b)           Liabilities arising out of Excluded Assets, including Excluded Contracts, or with respect to Employees (other than Liabilities with respect to Transferred Employees arising after the Closing);

(c)           Liabilities for legal, accounting, audit or investment banking fees, broker commissions or any other expenses incurred by the Seller in connection with the negotiation or preparation of this Agreement or ancillary documents;

(d)           Liabilities of the Seller for outstanding funded indebtedness for borrowed money; and

(e)           except as otherwise provided in Section 2.3(d), all Liabilities for Taxes (i) for all taxable periods relating to the Excluded Assets, and (ii) for all taxable periods (or portions thereof) ending on or prior to (or, to the extent attributable to the portion of such period ending on the Closing Date, including) the Closing Date, in the case of Taxes relating to the Purchased Assets, the Assumed Liabilities and/or the Business.

2.5           Further Conveyances and Assumptions; Consent of Third Parties.

(a)           From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transfer Documents and to assure fully to Seller and its Affiliates, successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transfer Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b)           Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  With respect to Material Contracts or Permits that are required by the Business as a going concern after the Closing Date, Seller shall use  its best commercially practicable efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date to obtain such consents promptly; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent.  Purchaser and Seller shall use their respective best commercially practicable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.  To the extent permitted by applicable Law and the terms of the Nonassignable Assets, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, Seller authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoint Purchaser their attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

2.6           Bulk Sales Laws.  Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

2.7           Purchase Price Allocation.  Seller and Purchaser shall allocate the Total Consideration as specified in Schedule 2.7 and, in accordance with such allocation, Seller shall prepare and deliver to Purchaser copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) within forty-five (45) days after Closing.  The Total Consideration for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement provided by Seller to Purchaser, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.  Neither Purchaser nor Seller shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Asset Acquisition Statement.

ARTICLE III
CONSIDERATION

3.1           Consideration.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.2           Payment of Purchase Price.  On the Closing Date, Purchaser shall pay to Seller an amount equal to the Purchase Price by wire transfer in immediately available funds.

3.3           Inventory Adjustment.

(a)           The Purchase Price shall be adjusted upward or downward by an amount (“Inventory Adjustment”) equal to the value of the Inventory of the Business as of the Closing Date (the “Closing Inventory Value”) minus $994,808.81, the value of the Inventory of the Business as of June 30, 2011 as set forth on Schedule 3.3(a).  Following the Closing, in accordance with Sections 3.3(b) and (c) below, Purchaser shall determine Closing Inventory Value and the Inventory Adjustment, if any.

(b)           Within thirty (30) days after the Closing Date, Purchaser will prepare, and cause to be delivered to Seller, a computation of the Closing Inventory Value and a written calculation of the Inventory Adjustment, if any.  Each party shall fully cooperate in providing the other parties with reasonable access to all data and other information necessary to determine such amounts.  Purchaser’s calculation of any Inventory Adjustment, if any, shall become final and binding on the thirtieth (30th) day after delivery to Seller, except to the extent, if any, that Purchaser receives written notice from Seller prior to such date identifying a dispute of the Inventory Adjustment and the extent and nature of such dispute.

(c)          All quantities of Inventory to be included in the calculation of Closing Inventory Value shall be determined by the physical count conducted by the parties’ on-site authorized Representatives as soon as practicable, but in any event within five (5) Business Days, after the Closing Date, provided that such count shall be adjusted to reflect any transactions affecting Inventory from the Closing Date through such count.  In the event of any dispute between the parties concerning the quantity of any Inventory, the parties shall, if such dispute remains unresolved upon the expiration of fifteen (15) Business Days following the Closing Date (during which fifteen (15) Business Day period, the parties shall use good faith efforts to resolve such dispute), hire ParenteBeard (“Designated Expert”) to determine the Closing Date quantities of Inventory.  If the Designated Expert is unavailable for whatever reason, and the parties are unable to agree on a replacement, then they will petition a court of competent jurisdiction to select the most competent and qualified independent expert from a list submitted by each.  The Designated Expert’s calculation of the disputed quantities shall not be less than the lowest amount, nor higher than the highest amount, proposed by Purchaser and Seller.  All quantities determined by the expert so chosen shall be final and binding on the parties, with the cost of such work allocated to each party based on the proportion by which the amount in dispute was determined in favor of one party or the other.

(d)         Within five (5) Business Days after the Inventory Adjustment becomes final and binding pursuant to this Section 3.3;

(i)           if the amount of the Inventory Adjustment is a positive number, Purchaser shall pay to Seller, as an adjustment to the Purchase Price, an amount equal to the Inventory Adjustment by wire transfer in immediately available funds; or

(ii)           if the amount of the Inventory Adjustment is a negative number, Seller shall pay to Purchaser, as an adjustment to the Purchase Price, an amount equal to the Inventory Adjustment by wire transfer in immediately available funds.

ARTICLE IV
CLOSING

4.1           Closing Date.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, (or at such other place as the parties may designate in writing) as promptly as practicable but, subject to Section 7.9, in any event not later than 5.30 p.m. on the date which is thirty (30) calendar days from the date hereof or, in the event that such date is not a Business Day, the first Business Day thereafter (the “Termination Date”), unless the parties agree in writing to another date or place.  The exchange of executed documents and other materials to be delivered at the Closing by facsimile or other electronic copy shall be deemed sufficient.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

4.2           Transactions to be Effected at the Closing.  At the Closing,

(a)           Seller will deliver to Purchaser:

(i)             the Bill of Sale and Assignment and Assumption Agreement, in the form set forth as Exhibit A hereto (the “Bill of Sale and Assignment and Assumption Agreement”), executed by Seller;

(ii)            the Transition Services Agreement, in the form set forth as Exhibit B hereto (the “Transition Services Agreement”), executed by Seller;

(iii)           a certificate of the Chief Executive Officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 9.2(a) and 9.2(b); and

(iv)           the Intellectual Property Assignment, in the form set forth as Exhibit C hereto (the “Intellectual Property Assignment”), executed by Seller.

(b)           Purchaser will deliver to Seller:

(i)             the Purchase Price;

(ii)            the Bill of Sale and Assignment and Assumption Agreement, executed by Purchaser;

(iii)           the Transition Services Agreement, executed by Purchaser;

(iv)           a certificate of the Chief Executive Officer of Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 9.1(a) and 9.1(b); and

(v)           the Intellectual Property Assignment, executed by MW Entity #2.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that each of the representations and warranties contained in this Article V is true, accurate and not misleading and accordingly that:

5.1           Organization and Good Standing; Subsidiaries.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Seller is duly qualified and/or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2           Authorization of Agreement.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and Seller has all requisite corporate power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

5.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 5.3, none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, result in the imposition or creation any Lien upon or with respect to any of the Purchased Assets any provision of (i) the certificate of incorporation, certificate of formation or comparable organizational or governing documents of Seller; (ii) any material Contract or any Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.

(b)           Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement, the compliance by Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

5.4           Financial Statements.  Seller has made available to Purchaser copies of the following unaudited financial information:

(a)            Balance Sheet Items.  Inventory; Net Property, Plant and Equipment as at December 31, 2008, 2009 and 2010 and as at June 30, 2011.

(b)            Income Statement Items.  Revenue; Cost of Goods Sold; Selling, General and Administrative; Research and Development and Operating Income for the years ended December 31, 2008, 2009 and 2010 and for the six-month period ended June 30, 2011.

(c)            Cash Flow Items.  Capital Expenditures and Depreciation for the years ended December 31, 2008, 2009 and 2010 and for the six-month period ended June 30, 2011.

The above referenced financial information, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”.  Except as disclosed in Schedule 5.4, each of the Financial Statements is accurate in all Material respects and has been prepared in accordance with GAAP consistently applied (except for normal year-end adjustments and the lack of footnotes) and gives a true and fair view of the financial condition of the Business and the respective dates and/or period referred to therein.

5.5           Title to Purchased Assets; Sufficiency.

(a)           Except as set forth in Schedule 5.5, Seller owns and has good and transferable title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.  The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever necessary together with Seller’s agreements hereunder and under the Seller Documents for Purchaser to conduct the Business as of the Closing Date without interruption and in the Ordinary Course of Business, except for those corporate management, accounting and finance, legal, human resources and other administrative support services expected to be provided by Seller and its Affiliates to the Purchaser in accordance with the Transition Service Agreement. All of the items listed in Schedule 2.1(c) are fit for purpose, in good condition and fair working order, except for normal wear and tear.

(b)           All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business. Seller is not in possession of any Inventory not owned by Seller.  All of the Inventory has been valued at the lower of cost or market value on a first in, first out basis. Inventory purchased after the date of the last Financial Statement were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase.

5.6           Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.6, since December 31, 2010 (i) Seller has conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect and to the Knowledge of Seller, no event or circumstances exist that may result in such a Material Adverse Effect. Schedule 5.6 contains full details of all outstanding and/or undelivered orders, whether from Seller to customers or from suppliers and/or manufacturers to Seller together with full details of all customer and/or Seller claims, complaints and returns in each case relating to the Business and the Purchased Assets.

5.7           Taxes.

(a)           Except as set forth on Schedule 5.7(a), (i) Seller has timely filed, or there have been timely filed on Seller’s behalf, all Tax Returns (and all reports with respect to Taxes that are or were required to be filed) required to be filed with respect to the Business (taking into account any extension of time to file granted or to be obtained on behalf of Seller) and all such Tax Returns and reports are true, correct and complete in all material respects; (ii) all Taxes payable with respect to such Tax Returns have been paid and (iii) no dispute exists between any Taxing Authority and Seller (nor any investigation or enquiry in relation thereto) concerning any matter likely to affect in any way the Business or any of the Purchased Assets or Assumed Liabilities and to the Knowledge of Seller, no event of circumstances exist which are likely to give rise to such dispute, investigation or enquiry.

(b)           Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

This Section 5.7 represents the sole and exclusive representation and warranty of Seller regarding Tax matters.

5.8           Intellectual Property.  (i) Seller owns or possesses adequate valid rights to use the Purchased Intellectual Property; (ii) the validity of the Purchased Intellectual Property Rights and such rights to use are not the subject of any challenge received by Seller in writing nor, to the Knowledge of Seller, are there any circumstances which are likely to give rise to such a challenge and (iii) all application, registration and renewal fees due and payable as of the date hereof have been paid in respect of the Purchased Intellectual Property.  The Purchased Contracts include all licenses, sublicenses and other agreements pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property relating solely to the Business (collectively, the “Intellectual Property Licenses”).  Seller has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property License to which Seller is a party or by which it is bound and, to the Knowledge of Seller, there are no circumstances which are likely to give rise to any such matter.

5.9           Material Contracts.

(a)           Schedule 5.9(a) sets forth an accurate and complete list all of the following Contracts to which Seller is a party or by which Seller is bound and that are primarily related to the Business or by which the Purchased Assets may be bound or affected and that are Purchased Contracts and the terms of each such Contract have been disclosed in writing to Purchaser (collectively, the “Material Contracts”):

(i)             Contracts involving an amount in excess of $25,000 to sell or supply products or to perform services (other than sale of Inventory pursuant to customer or distributor purchase orders in the Ordinary Course of Business consistent with past practice);

(ii)            Contracts involving an amount in excess of $25,000 for the future purchase of, or payment for, supplies, products or services (other than purchases of Inventory in the Ordinary Course of Business consistent with past practice);

(iii)           All employment or consulting Contracts or offer letters;

(iv)           Partnership or joint venture Contracts;

(v)            Contracts relating to the incurrence of Indebtedness, or the making of any loans;

(vi)           Other Contracts involving an amount in excess of $25,000 and which cannot be terminated within one year without material cost; and

(vii)          Contracts which have been entered into outside of the Ordinary Course of Business or otherwise than on arms’ length terms.

(b)          Except as set forth on Schedule 5.9(b), Seller is, and has been at all times, in compliance in all respects with all applicable terms and requirements of each Material Contract.  Seller has not received any notice (orally or in writing) of any default or event that with notice or lapse of time or both would constitute a default by Seller or counterparty under any Material Contract, nor, the Knowledge of Seller, are there any circumstances which are likely to give rise to such default.

(c)          Except as set forth on Schedule 5.9(c), Seller is not party to, or otherwise bound by, any oral contract, agreement or understanding whether express or implied that primarily relates to the Business or by which the Purchased Assets or Assumed Liabilities may be bound or affected.

5.10         Employee Benefits.

(a)           Schedule 5.10(a) lists: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all consulting agreements, and (iii) all bonus or other incentive compensation, equity or equity-based compensation, deferred compensation, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship plans, programs or agreements to which Seller has any obligation or liability, contingent or otherwise, for the benefit of any Employee (the “Employee Benefit Plans”).  Schedule 5.10(a) separately sets forth each Employee Benefit Plan which is subject to Title IV of ERISA, is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or is subject to Sections 4063 or 4064 of ERISA.

(b)          Each of the Employee Benefit Plans (other than any Multiemployer Plans) intended to qualify under Section 401 of the Code (“Qualified Plans”) has been determined by the IRS to be so qualified, and, except as disclosed on Schedule 5.10(b), to the Knowledge of Seller, nothing has occurred with respect to the operation of any such Qualified Plan which could reasonably be expected to result in the revocation of such favorable determination.

(c)          Each of the Employee Benefit Plans (other than any Multiemployer Plans) has been maintained in accordance with its terms and all provisions of applicable Law.

5.11          Employees and Labor Relations.

(a)             Schedule 5.11(a) contains a true, complete and correct list of the names and positions of all Employees, as of the date hereof.

(b)            Except as set forth on Schedule 5.11(b), Seller is not a party to any labor or collective bargaining agreement.

(c)            Except as set forth on Schedule 5.11(c), there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller, except in each case as would not have a Material Adverse Effect.

5.12          Litigation.  Except as set forth on Schedule 5.12, there are no Legal Proceedings relating to the Business pending or, to the Knowledge of Seller, threatened against Seller.  Seller is not subject to any Order of any Governmental Body relating to the Business.  Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or possible Legal Proceedings, nor, to the Knowledge of Seller, are there any circumstances which are likely to give rise to such Legal Proceedings or Orders.

5.13          Permits.  True and complete copies of all Purchased Permits (together with any and all amendments thereto) have been delivered to Purchaser.  Each of the Purchased Permits is valid, transferable to Purchaser and in full force and effect in accordance with its terms.  No proceedings are pending or, to the Knowledge of Seller, threatened, to revoke, terminate or cancel any of the Purchased Permits.  The Purchased Permits collectively constitute all of the Permits necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such Business and to permit Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such Purchased Assets. All applications required to have been filed for the renewal or otherwise of the Purchased Permits have been duly filed on a timely basis with the appropriate Governmental Body or other Person. Except as listed on Schedule 5.13, Seller, and the operation of the Business by Seller, is in compliance with the terms and conditions of each Purchased Permit and Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or other Person regarding (i) any actual, alleged, possible or potential violation or failure to comply with any term or requirement of any Permit or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of the same.

5.14          Compliance with Laws.  Seller has complied and is in compliance in all material respects with all Laws that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets.  To the Knowledge of Seller, no event has occurred or circumstances exists that may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any such Laws or give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.15          Environmental Matters.  The representations and warranties contained in this Section 5.15 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except as set forth on Schedule 5.15 hereto:

(a)           The operation of the Business by Seller is in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);

  (b)           Seller is not subject to any pending, or to the Knowledge of Seller, threatened claim relating to the Business alleging that Seller may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law, nor, to the Knowledge of Seller, are there any circumstances which would give rise to any such liability;

  (c)           There are no pending or, to the Knowledge of Seller, threatened investigations of the Business, or any currently or previously owned or leased property of Seller relating to the Business under Environmental Laws, which would reasonably be expected to result in Seller incurring any material liability pursuant to any Environmental Law nor has Seller been the subject of any such investigations at any time during the five (5) years ending on the date hereof.

5.16           Financial Advisors.  Except as set forth on Schedule 5.16, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or its Representatives in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission (contingent or otherwise) or like payment in respect thereof.

5.17           Books and Records.  The Books and Records which have been made available to Purchaser are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended.

5.18           No Undisclosed Liabilities.  Seller has no Liability except for Liabilities reflected or reserved against in the Financial Statements and current Liabilities incurred in the Ordinary Course of Business since the date thereof.

5.19           Solvency.  Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Article, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets or (iv) admitted in writing its inability to pay its debts as they become due.

5.20           Insurance.  Seller has delivered to Purchaser accurate and complete copies of all insurance policies (and correspondence relating thereto) to which Seller is party or under which Seller is covered pertaining to the Business and/or Purchased Assets. All such policies are valid, outstanding and enforceable, are issued by an insurer that is financially sound and reputable and, taken together, provide adequate insurance coverage for the Business and Purchased Assets.

5.21           Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.  Neither the Seller nor any Affiliate, director, officer,  agent,  employee, or other Person associated with, or acting on behalf of Seller , has, directly or indirectly, offered, paid, delivered or given, and Seller is not aware of any Person that has offered, paid, delivered or given, on behalf of the Seller, any fee, commission, other sum of money or item of property or anything of value, however characterized, which is in any manner related to the Business, the Purchased Assets or operations of Seller, which is, or with the passage of time or discovery, illegal under any applicable Law (including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any applicable Law of similar effect) to any of the following Persons: (i) any official of a Governmental Body, any political party or official thereof or any candidate for political office; (ii) any finder, agent, client, customer, supplier or other third Person, in the United States or any other country; or (iii) any other Person, for the purpose of any of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Body to affect or influence any act or decision of such Governmental Body to assist Seller in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate Governmental Body (without any resulting fine or penalty to Seller).  In addition, neither Seller nor, to the Knowledge of Seller, has any Affiliate, director, officer, agent, employee, or other Person associated with, or acting on behalf of Seller, directly or indirectly, illegally participated in any boycotts or other similar practices affecting any of its actual or potential customers or established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Seller for any reason.  The internal accounting controls and procedures of the Seller are sufficient to cause it to comply in all material respects with the requirements of the FCPA. Neither Seller nor, to the Knowledge of Seller, has any Affiliate, director, officer, agent, employee, or other Person associated with, or acting on behalf of Seller, directly or indirectly, actively or passively bribed or otherwise provided a facilitation payment intending to obtain or retain business or an advantage in the conduct of the Business for Seller.

5.22           Disclosure.  No representation or warranty or other statement made by Seller in connection with this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. To the Knowledge of Seller, there is no fact or circumstance that has specific application to Seller (other than general economic or industry conditions) and that would have a Material Adverse Effect.

5.23           No Other Representations or Warranties; Schedules.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO AS SUPPLEMENTED OR AMENDED), SELLER (I) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF THEIR AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1           Organization and Good Standing.  MW Entity #1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.  MW Entity #2 is a limited liability company duly organized, validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

6.2           Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation (or other organizational or governing documents) of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, or for Purchaser to conduct the Business, except for such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a material adverse effect upon Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby.  Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5           Financial Advisors.  Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6           Financial Capability.  Purchaser (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

6.7           Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto as supplemented or amended).  Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Schedules hereto as supplemented or amended).  Purchaser further represents that save to the extent referred to in the Schedule hereto neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to the Business or other publications or data room information provided to Purchaser or its Representatives, or any other document or information in any form provided to Purchaser or its Representatives in connection with the sale of the Business and the transactions contemplated hereby.  Purchaser acknowledges that it has conducted its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.  Nothing in this Section 6.7 shall exclude or limit any liability or right which arises as a result of any fraudulent act, omission or statement or misrepresentation by Seller or its Representatives.

ARTICLE VII
COVENANTS

7.1           Conduct of the Business.  From the date hereof and up to and including the Closing Date, except as contemplated by this Agreement or otherwise consented to by Purchaser in writing, Seller undertakes to Purchaser that it shall: (i) carry on the Business in the Ordinary Course of Business in all material respects and not discontinue or cease to operate all or any part of the Business (ii) not enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Purchased Contract or assume or incur any Liability outside the Ordinary Course of Business nor any Liability, borrowings or expenditure in excess of $10,000 or which is otherwise than on normal arms’ length terms; (ii) not default under, or take or fail to take any action that could constitute a default under any term or provision of any Purchased Contract; (iii) not create or agree to create any Lien on any of the Purchased Assets or the Business; (iv) not engage in, compromise, settle or otherwise adjust any claim or litigation related to or affecting the Business or any of the Purchased Assets, Purchased Contracts or Assumed Liabilities; (v) not alter the salaries or other compensation payable or non-contractual benefit due to any Employee or amend (or agree to amend) any other terms of employment or dismiss any of the Employee or engage, employ or offer to employ or engage any person in the Business other than the Employees; (vi) maintain and service the Purchased Assets consistent with past practices of Seller during the six (6) months prior to the date hereof and not acquire or dispose of (or agree to acquire or dispose of) any such Purchased Assets and preserve intact the Business as it is currently organized; (vii) maintain in force all existing insurance policies on the same material terms to provide a similar level of cover as in force at the date of this Agreement for the benefit of the Business and the Purchased Assets and make any insurance claim in relation to the Business or any of the Purchased Assets promptly and in accordance with the terms of the relevant policy; (viii) ensure that the full benefit of the Intellectual Property is maintained; (ix) not do, or allow to be done, any act or thing which may adversely affect the goodwill or the relationship of the Business with its customers, suppliers, business contacts or Employees; and (x) not enter into any transaction with or for the benefit of any of Seller’s directors or of any person who is connected with any of its directors.

7.2           Access to Information.  From the date hereof until the Closing Date, Seller shall afford to Purchaser and its Representatives free and full access to and the right to inspect, during normal business hours, all of the properties, Purchased Assets, Books and Records, Purchased Contracts and other documents related to the Business, and shall permit them to consult with the Representatives of Seller for the purpose of making such investigation of the Business as Purchaser shall reasonably desire to make; provided, however, that such access shall only be required to be granted to such an extent and in such a manner as not to interfere unreasonably with the operation of the Business.  From the date hereof until the Closing Date, Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the Business and copies of any working papers relating thereto as Purchaser may reasonably request.  For a period of seven (7) years after the Closing Date, Purchaser will give Seller reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law to Books and Records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings (save in respect to Legal Proceedings between the parties hereto).  Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 7.2.

7.3           Further Assurances.  Purchaser and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, Purchaser and Seller shall each use its respective commercially reasonable efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and (b) effect all necessary registrations and filings, including filings for the release of Liens related to the Purchased Assets.  From time to time after the Closing, at Purchaser’s reasonable request, Seller shall execute and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents and certifications as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets.

7.4           Confidentiality.  Purchaser and Seller acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Seller dated 3 May, 2011 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date and the Seller acknowledges that any and all Confidential Information relating to the Business, Purchaser Assets and Assumed Liabilities so provided shall be the subject of such Confidentiality Agreement mutatis mutandis.

7.5           Preservation of Records.  Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Seller or Purchaser wish to destroy such records after that time,  such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within 180 days after the date of such notice.

7.6           Publicity.

(a)           Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof to the extent that such obligation shall not prejudice Purchaser’s ability to comply with its obligations.

(b)           The terms of this Agreement shall not be disclosed or otherwise made available to the public and copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

7.7           Use of Name.  Purchaser agrees that it shall have no right to use of the name “Strategic Diagnostics Inc.,” “Strategic Diagnostics,” “SDI,” “SDIX” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), and will not at any time hold itself out as having any affiliation with Seller or any of its Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Seller Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

7.8           Disclosure Schedules.  Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

7.9           Notification.  Seller shall promptly notify Purchaser in writing of the existence or happening of any fact, event or occurrence which should be included in the Schedules in order to make the representations and warranties set forth in Article V true and correct in all material respects as of the Closing Date (each such additional written disclosure, a “Seller Schedule Supplement”), or which otherwise might reasonably be expected to cause or constitute a breach of, or give rise to a claim under, any provision of this Agreement or which has, or likely to have, a Material Adverse Effect on the Business, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Purchaser of any of the conditions precedent to the Closing hereunder; provided, however, that in determining whether there is a breach of any representation or warranty contained in Article V for purposes of the indemnification to be provided by Seller pursuant to Article X, such representation or warranty shall be qualified by any information provided pursuant to this Section 7.9.  Purchaser and Seller acknowledge and agree that Closing will not take place within three (3) Business Days of delivery of any Seller Schedule Supplement, and for the avoidance of doubt such three (3) Business Day period shall be in addition to the thirty (30) calendar day period referred to in Section 4.1 unless, in each case, otherwise expressly agreed by Purchaser and Seller.

7.10          Additional Covenants.  Seller covenants that, five (5) days prior to Closing, Seller shall provide Purchaser with evidence, to Purchaser’s reasonable satisfaction, that Seller has taken all action necessary to remove all Liens, other than Permitted Exceptions, and the same have been removed from the Purchased Intellectual Property, and title to all Purchased Intellectual Property shall be in the name of Seller.  Such actions shall include, but not be limited to, the removal of the Liens of the Purchased Intellectual Property set forth on Schedule 7.10, and the filing of the necessary assignment documents at the U.S. Patent and Trademark Office and registries in other jurisdictions (as applicable) in order to perfect title in the name of Seller with regard to the Purchased Intellectual Property set forth on Schedule 7.10.

ARTICLE VIII
EMPLOYEES

8.1           Employees.

(a)           Purchaser may offer employment to any Employee listed on Schedule 8.1 hereto on such terms and conditions as it deems appropriate in its sole discretion, such employment to be contingent upon and effective immediately following the Closing.  The Employees who accept Purchaser’s offer of employment and commence employment with Purchaser shall be referred to, collectively, as “Transferred Employees.”  Seller shall terminate the employment of all Transferred Employees with Seller effective immediately prior to the Closing.  From and after the Closing Date, Purchaser shall offer to Transferred Employees such Employee Benefit Plans and arrangements as it deems appropriate in its sole discretion.

(b)           Pursuant to the “Standard Procedure” provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.

(c)           Nothing in this Agreement confers upon any Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 8.1.  Nothing in this Agreement shall limit the right of Purchaser to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or her employment in any manner.

ARTICLE IX
CONDITIONS PRECEDENT

9.1           Conditions Precedent to Obligations of Seller.  All obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) prior thereto of each of the following conditions:

(a)           The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the date hereof (except to the extent such representations and warranties speak as of an earlier date), and shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, in all material respects.

(b)           Purchaser shall have performed or complied with all agreements, conditions, and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)           No Law or Order shall have been enacted, entered, promulgated, or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

9.2           Conditions Precedent to Obligations of Purchaser.  All obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) prior thereto of each of the following conditions:

(a)           The representations and warranties of Seller contained in this Agreement shall be true and correct on the date hereof, with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and shall also be true and correct on and as of the Closing Date (without giving effect to any Seller Schedule Supplement) with the same force and effect as if made on and as of the Closing Date, in all material respects.

(b)           Seller shall have performed or complied with all agreements, conditions, and covenants required by this Agreement to be performed or complied with or by it on or before the Closing Date.

(c)           No Law or Order shall have been enacted, entered, promulgated, or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

ARTICLE X
INDEMNIFICATION

10.1         Survival of Indemnification Obligations.  Save as otherwise expressly provided in this Section 10.1 and Section 10.2(a)(iii), the indemnification obligations of the parties set forth in this Article X shall survive for a period of twelve (12) months following the Closing Date except in respect of claims made prior to that date (the “Survival Period”), and thereafter be of no further force or effect.  For the purpose of any claim arising in relation to Sections 5.7 (Taxes) and 5.15 (Environmental Matters) the Survival Period shall be deemed to be the applicable statute of limitations and in relation to Section 5.5 (Title) the Survival Period shall be indefinite. A party must deliver prompt notice to the other party of any claim for indemnification under this Article X in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the Survival Period.  Any claim for indemnification not made on or prior to that date will be irrevocably and unconditionally released and waived.

10.2         Indemnification by Seller.

(a)           Subject to Section 10.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages), fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”):

(i)            based upon or resulting from any breach of any representation and warranty of Seller contained in this Agreement or in the certificate delivered pursuant to Section 4.2(a)(iii);

(ii)           based upon or resulting from the breach of any covenant on the part of Seller set forth herein;

(iii)          any Liabilities with respect to product warranties or guaranties on products manufactured, sold or distributed by the Business during the twelve (12) months prior to the Closing Date and where a claim arises during the twelve (12) month warranty period for each such product (including, for the avoidance of doubt any warranty period given on any finished goods which are replaced or refunded in any such period(s)), to the extent that such Liabilities, in the aggregate, exceed the average amount of Liabilities incurred by Seller with respect to product warranties or guaranties during the three twelve (12) month periods ended on September 30, 2009, 2010 and 2011; and

(iv)           based upon or arising directly from any Excluded Asset or any Excluded Liability.

(b)          Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Seller in breach of this Agreement) after the Closing Date.  Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.3         Indemnification by Purchaser.

(a)           Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i)             based upon or resulting from any breach of any representation and warranty of Purchaser contained in this Agreement or in the certificate delivered pursuant to Section 4.2(b)(iv);

(ii)            based upon or resulting from the breach of any covenant on the part of Purchaser set forth herein;

(iii)           based upon or arising directly from any Assumed Liability; and

(iv)           based upon or arising directly from any Purchased Asset or Purchaser’s operation of the Business after the Closing Date.

(b)          Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.4         Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third-party claim may be asserted by prompt notice to the party from whom indemnification is sought.

(b)          In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the party seeking indemnification under this Article X (the “Indemnified Party”) shall promptly cause prompt written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the party from whom indemnification is being sought (the “Indemnifying Party”).  The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is prejudiced as a result of such failure.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice which is reasonably acceptable to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim at the Indemnifying Party’s expense.  If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 10.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept such settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim.  If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

10.5          Certain Limitations on Indemnification.

(a)            Except as set forth in Section 10.5(b), notwithstanding the provisions of this Article X, neither Seller, on the one hand, nor Purchaser, on the other hand, shall have any indemnification obligations for Losses under Sections 10.2(a)(i) or 10.3(a)(i), for any individual item, or group of items arising out of the same event, until the Loss relating thereto is equal to or greater than twenty thousand dollars ($20,000) (the “Minor Claims Amount”), in which event Seller or Purchaser, as the case may be, shall be liable for all Losses from the first dollar.  Subject to Section 10.5(b), in no event shall the aggregate indemnification to be paid by Seller or Purchaser under this Article X exceed nine hundred thousand dollars ($900,000)(the “Cap”).

(b)           Notwithstanding anything in this Article X, the Cap and Minor Claims Amount limitations set forth in Section 10.5(a) shall not apply to claims for indemnification in respect of Losses related to or arising out of the matters set forth in Sections  10.2(a)(ii), (iii) and (iv) and Section 10.3(a)(ii), (iii) and (iv).

(c)            Neither a Purchaser Indemnified Party nor a Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a)(i) or (ii) or Section 10.3(a)(i) or (ii) with respect to any matter of which Purchaser or Seller, respectively, had actual knowledge and/or waived prior to the Closing.  Seller shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify any Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.

(d)           In this Article X, the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such claim is prejudiced by the Indemnified Party’s failure to give such notice.

10.6          Additional Considerations.

(a)           Any Indemnified Party’s right to indemnification pursuant to this Article X on account of any Losses will be reduced by:  (i) all insurance or other third-party indemnification proceeds available to the Indemnified Party (net of all costs and expenses including increased premiums) and (ii) the net amount of the Tax benefits realized by the Indemnified Party by reason of such Loss.  Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Article X.

(b)           Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

10.7          Tax Treatment of Indemnity Payments.  The parties shall treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless otherwise required by Law.

10.8          Exclusive Remedy.  From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X; provided, that if such breach or failure results from the fraud on the part of Seller, the Purchaser Indemnified Parties shall not be limited to indemnification in accordance with this Article X with respect to such breach or failure.

ARTICLE XI

TERMINATION

11.1          Termination.

(a)           This Agreement may be terminated at any time prior to the Closing:

(i)             by mutual written consent of Purchaser and Seller;

(ii)            by Purchaser or Seller if the Closing does not occur on or before the Termination Date; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)           by Purchaser if (A) there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Schedules or if any representation or warranty of Seller shall have become untrue, in either case without giving effect to any Seller Schedule Supplement and such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within twenty (20) days after written notice of such breach is given to Seller by Purchaser;

(iv)           by Seller if (A) there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Purchaser shall have become untrue and such that the conditions set forth in Sections 9.1(a) or 9.1(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within twenty (20) days after written notice of such breach is given to Purchaser by Seller;

(v)            by Purchaser or Seller if a Governmental Body shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable; or

(vi)           by Purchaser or Seller upon the occurrence of any event, including any action, omission or circumstance, which would have a Material Adverse Effect.

 (b)          The party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv) (v) or (vi) shall give written notice of such termination to the other party hereto.

11.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 11.3; provided that the provisions of Sections 7.4 (Confidentiality), 7.6 (Publicity), 11.3 (Remedies), and Article XII (other than Section 12.1 (Tax Matters)) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

11.3           Remedies.  Any party terminating this Agreement pursuant to Section 11.1 shall have the right to recover damages sustained by such party as a result of any material or willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or material, fraudulent or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 11.1.

ARTICLE XII
MISCELLANEOUS

12.1          Tax Matters.

 (a)           Tax Cooperation.  Seller and Purchaser shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return.  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Business.

(b)           Payment of Sales, Use or Similar Taxes.  Purchaser shall be responsible for (and shall indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales Taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including real property transfer gains taxes, UCC-3 filing fees, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than Taxes measured by or with respect to income imposed on Seller or its Affiliates).

(c)             Proration.  All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for Taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the close of business on the Closing Date.  Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period up to and including the day prior to the Closing Date.  Purchaser shall be responsible for all such Taxes and fees with respect to the Purchased Assets accruing during any period beginning on or after the Closing Date.  With respect to Taxes described in this Section 12.1(c), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 12.1(c) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

12.2         Expenses.  Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, Purchaser shall be responsible for, and shall pay directly or promptly reimburse Seller for amounts paid by or on behalf of Seller, all filing fees lawfully payable to or at the request of any Governmental Body in connection with this Agreement, the Seller Documents, the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

12.3         Submission to Jurisdiction; Consent to Service of Process.

(a)           The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.4          Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.5          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein without giving effect to the choice of law principles of the State of Delaware that would require or permit the application of the Laws of another jurisdiction.

12.6          Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Strategic Diagnostics Inc.
111 Pencader Drive
Newark, DE 19702
Facsimile:  (302) 456-6770
Attention:  Francis M. DiNuzzo, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Facsimile: (215) 963-5001
Attention:  Justin W. Chairman

If to Purchaser, to:

Modern Water plc
Bramley House, The Guildway
Old Portsmouth Road
Guildford
Surrey, GU3 1LR
Facsimile:  44 (0)1483 506687
Attention:  The Company Secretary

With a copy (which shall not constitute notice) to:

Norton Rose LLP
3 More London Riverside
London, SE1 2AQ
Facsimile: 44 (0)207 283 6500
Attention: LN48864

12.7           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9           Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.10         Specific Performance.  In the event of failure or threatened failure by a party hereto to comply with the terms of this Agreement, any other party shall be entitled to an injunction restraining such failure or threatened failure and to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

12.11         Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile) and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

STRATEGIC DIAGNOSTICS INC.

By:	/s/ Francis M. DiNuzzo
Name: Francis M. DiNuzzo
Title: President and CEO

MODERN WATER INC.

By:	/s/ Simon Humphrey
Name: Simon Humphrey
Title: Director

MW MONITORING IP LIMITED

By:	/s/ Simon Humphrey
Name: Simon Humphrey
Title: Director

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT -

Exhibit A

Bill of Sale and Assignment and Assumption Agreement

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, made and entered into as of _________ __, 2011 (this “Agreement”), by and among Strategic Diagnostics Inc., a Delaware corporation (“Seller”), Modern Water Inc., a Delaware corporation (“MW Entity #1”) and MW Monitoring IP Limited, a limited liability company incorporated under the laws of England and Wales (“MW Entity #2” and, together with MW Entity #1, “Purchaser”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of November ___, 2011 (the “Purchase Agreement”), by and among Seller and Purchaser, Seller has agreed to sell, transfer, assign, convey and deliver all of its right, title and interest in the Purchased Assets to Purchaser, and Purchaser has agreed to purchase the Purchased Assets from Seller and assume the Assumed Liabilities, all as more fully described in the Purchase Agreement; and

WHEREAS, this Agreement is being executed and delivered pursuant to Section 4.2(a)(i) and Section 4.2(b)(ii) of the Purchase Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, the undersigned, intending to be legally bound hereby, for the consideration set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein, and in the Purchase Agreement, hereby agree as follows:

1.           Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, its successors and assigns, all of Seller’s right, title and interest in and to all of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions, to have and to hold the same unto Purchaser, its successors and assigns, forever; and Seller warrants title to the Purchased Assets unto Purchaser to the extent represented and warranted in the Purchase Agreement; provided, that title to the Purchased Assets listed on Schedule 2.1A to the Purchase Agreement shall be conveyed to MW Entity #1 and title to the Purchased Assets listed on Schedule 2.1B to the Purchase Agreement shall be conveyed to MW Entity #2.

2.           Purchaser hereby assumes the Assumed Liabilities.

3.           Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person or entity other than Purchaser and its successors and assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Purchaser and its successors and assigns.

4.           This Agreement is being executed pursuant to the Purchase Agreement and is subject to all of the terms and conditions of the Purchase Agreement.  Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Purchase Agreement or constitute a waiver or release by Seller or Purchaser of any liabilities, duties or obligations imposed upon any of them by the terms of the Purchase Agreement, including, without limitation, the representations and warranties and other provisions that the Purchase Agreement provides shall survive the Closing Date.

5.           This Agreement shall be binding upon Seller and its successors and assigns, for the uses and purposes above set forth and referred to, and shall be effective as of the date hereof.

6.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Any civil action relating to this Agreement shall be brought only in a court of competent jurisdiction in the City of Wilmington, State of Delaware, and the parties hereby waive any defenses based upon personal jurisdiction or objection that they may have to such venue.

7.           This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

STRATEGIC DIAGNOSTICS INC.

By:
Name:
Title:

MODERN WATER INC.

By:
Name:
Title:

MW MONITORING IP LIMITED

By:
Name:
Title:

-Signature Page to Bill of Sale, Assignment and Assumption Agreement-

Exhibit B

Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement is made and entered into as of _______ __, 2011 (this “Agreement”), by and between Strategic Diagnostics Inc., a Delaware corporation (“Seller”), and Modern Water Inc., a Delaware corporation (“Purchaser”).  Seller and Purchaser are sometimes referred to herein collectively as the “Parties,” and individually each of Seller and Purchaser may be referred to herein as a “Party.”  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WITNESSETH

WHEREAS, Seller, Purchaser and MW Monitoring IP Limited, a limited liability company incorporated under the laws of England and Wales (“MWMIP”), have entered into an Asset Purchase Agreement, dated as of November 10, 2011 (the “Purchase Agreement”), to provide for the purchase by Purchaser and MWMIP, and sale by Seller, of certain assets of Seller comprising the Business (the “Purchase”); and

WHEREAS, in order to ensure an orderly transition in effecting the Purchase, it is desired that Seller provide to Purchaser, for the consideration specified herein, the services described on Schedule I hereto, as it may be amended from time to time pursuant to Section 2.5 hereof, beginning on the date hereof and continuing for the periods of time set forth on Schedule I with respect to each such service.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Purchase Agreement and in further consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
TRANSITION SERVICES TO BE PROVIDED

1.1           Performance of Transition Services.

(a)        Subject to the terms and conditions set forth herein and on Schedule I, Seller shall provide or cause to be provided to Purchaser each service listed on Schedule I (each, a “Transition Service” and collectively, the “Transition Services”).

(b)        In each case as identified on Schedule I, Seller shall provide the Transition Services to Purchaser for a term commencing on the date hereof and ending on the date set forth on Schedule I for each Transition Service, unless the provision of such Transition Service or this Agreement is earlier terminated in accordance with Section 2.1 hereof.

(c)        In each case as identified on Schedule I, Seller shall provide the Transition Services in accordance with the terms and conditions for such Transition Services listed on Schedule I and in accordance with the standard of care set forth in Section 1.3 hereof.  Except as may otherwise be explicitly set forth herein, Seller makes no representation or warranty whatsoever with respect to the Transition Services to be provided hereunder.

(d)        Seller may use subcontractors or its Affiliates (as such term is defined in the Purchase Agreement) to provide some or all of the Transition Services (including service providers and vendors under agreement with Seller) where such Transition Services are currently subcontracted or provided by an Affiliate. Save as otherwise provided in this Section 2.1(d) Seller may not sub-contract (or delegate to its Affiliates as the case may be) the provision of any Transition Service without the prior written consent of Purchaser.  If Seller delegates any of its responsibilities under this Agreement to any of its Affiliates or uses subcontractors in the performance thereof, then Seller shall remain fully responsible for the actions and performance of such Affiliate or subcontractor to the extent Seller would be responsible hereunder if performing such obligations itself and such subsidiary or subcontractor shall be deemed Seller hereunder for purposes of defining its performance obligations.

(e)         All employees and representatives of Seller shall be deemed for all purposes (including compensation and employee benefits) to be employees or representatives solely of Seller and not to be employees, representatives or independent contractors of Purchaser.  In performing their respective duties hereunder, all such employees and representatives of Seller shall be under the direction, control and supervision of Seller (and not of Purchaser) and Seller shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives, subject to compliance with the terms and provisions contained in this Agreement and Schedule I.  Seller is not authorized to, and none of Seller’s employees or representatives shall at any time attempt to (i) act on behalf of Purchaser other than as authorized by Purchaser or in the ordinary course of performing the Transition Services, or (ii) bind Purchaser or in any manner whatsoever to any obligations.  None of Seller or Seller’s employees or representatives shall engage in any acts that may lead any person to believe that such party is an employee or representative of Purchaser.

(f)         Purchaser shall make available on a timely basis to Seller all information reasonably requested by Seller to the extent reasonably necessary to enable it to provide the Transition Services.

(g)         Seller shall give to Purchaser’s employees and representatives such access to its premises, during normal business hours and subject to the provisions of Schedule I, and such information as shall be reasonably necessary to enable the adequate provision of the Transition Services.

1.2           Payment for Transition Services.

(a)        With respect to each Transition Service, Seller shall be entitled to payment of the amount specified as consideration for such Transition Service on Schedule I.  Purchaser shall be under no obligation to reimburse Seller for out-of-pocket and incidental costs and expenses (collectively, “Expenses”) incurred by Seller in connection with the performance of the Transition Services unless Seller has obtained the prior written consent of the Purchaser to such Expenses being incurred. To the extent only that such Expenses have been duly approved, Purchaser shall reimburse Seller within fifteen (15) days of receipt of an invoice from Seller for such Expenses, accompanied by such documentation as may reasonably be required to verify the amount of the Expenses.  Purchaser’s obligation to pay for Transition Services already performed and duly approved and Expenses already incurred shall survive any termination of this Agreement.

(b)        All payments by Purchaser to Seller under this Agreement shall be grossed-up to cover any sales tax, value-added tax, goods and services tax or similar tax (“Taxes”) due and payable with respect to the provision by Seller of the Transition Services for which Seller requests payment.

(c)        Seller shall, on a monthly basis, submit to Purchaser for payment a billing invoice setting forth the applicable Transition Services provided during such period and the corresponding amounts owed for such Transition Services (including any Taxes applicable thereto).  Payment of all such amounts owed shall be made in U.S. funds and remitted to Seller at the address shown on the billing invoice or, at the request of Seller, by wire transfer or automatic funds transfer to such account as Seller may designate from time to time.  All amounts shall be paid within fifteen (15) days after the date in which Purchaser receives Seller’s invoice.  Any amounts billed and properly payable in accordance with this Section 1.2 that are not paid within fifteen (15) days of receipt by Purchaser of such invoice shall bear interest at then current prime rate as reported in The Wall Street Journal plus two and one half percent (2.5%) per annum.

2

1.3           Standard of Care.  Save as otherwise expressly provided in Schedule I, Seller at all times shall perform the Transition Services with the same degree of care, skill and diligence and to the same standard as such Transition Services were provided, including with respect to the type, quality and timeliness of such Transition Services, immediately prior to completion of the Purchase Agreement subject to express variation in the provision of such Transition Services that may be agreed in the plan of Transition Services requested by Purchaser hereunder.

1.4           Service Interruption and Restoration; Force Majeure.  Seller shall not be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, war, terrorism, riots, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes, lock outs or similar labor problems or unavailability of parts or supplies (including electricity) by third parties.  Seller shall promptly notify Purchaser of such circumstances. If such delay or failure persists for more than fifteen (15) days then Purchaser may, at its discretion, terminate this Agreement or the affected Transition Services immediately by notice to Seller.

1.5           Variation.  Purchaser may issue a written request to Seller to vary any of the Transition Services. Seller shall respond to such request as soon as practicable (and in any event within seven (7) days of a request) indicating whether it is prepared to vary the Transition Services concerned and if so the timing and costs implications such variation would have on the provision of the Transition Services. Purchaser may then decide whether it wishes to proceed to implementation of the agreed variations.

ARTICLE II
MISCELLANEOUS

2.1           Term and Termination.

(a)        Unless otherwise indicated on Schedule I attached hereto, the term of this Agreement shall begin on the Closing Date and shall remain in full force and effect, unless sooner terminated pursuant to this Section 2.1, until 30 days following the date the last of the Transition Services has been performed, as set forth on Schedule I (the “Term”); provided, however, that the expiration of the Term of this Agreement shall not relieve any Party of its obligations to perform any other unfulfilled obligation hereunder.

(b)        This Agreement may be terminated in whole (or the provision or receipt of any part of the Transition Services, as the case may be) prior to the expiration of the Term by (i) the mutual written consent of the Parties, (ii) Purchaser upon the relevant Planned End Date or the Long Stop Date (as the case may be), (iii) Seller upon breach by Purchaser of its payment obligations hereunder, (iv) either Party in the event of a material or persistent breach by the other Party of any material term of this Agreement upon written notice to the defaulting Party specifying such breach in reasonable detail and such breach (if capable of remedy) is not cured to the non-defaulting Party’s reasonable satisfaction within fifteen (15) days after the defaulting Party’s receipt of such written notice or (v) either party in the event of the other party being the subject of an insolvency event. For the purposes of this Section 2.1(b) “insolvency event” shall mean that such party has been dissolved, is unable to pay its debts as they fall due, stops payments of its debts or any class of them or enters into any compromise or arrangement in respect of its debts or any class of them, has become insolvent or entered into liquidation, administration, administrative receivership, receivership, voluntary arrangement, scheme of arrangement of any analogous procedure  or a petition is presented or other step is taken by any person with a view to any of those things.

3

(c)        Without prejudice to Section 2.1(b), Seller shall provide the Transition Services until Purchaser issues Seller with seven (7) days written notice to terminate the relevant Transition Service(s). For the avoidance of doubt, the Planned End Dates are indicative of the expected duration of provision by Seller of the Transition Services

(d)        Fourteen (14) days before any Long Stop Date Purchaser may issue a written request to Seller to continue to provide the relevant Transition Service(s) upon the same terms hereof. Seller shall respond to such request as soon as practicable (and in any event with seven (7) days of a request) indicating whether it is prepared to continue to provide the Transition Services concerned.

(e)        Seller shall, and shall procure that its Affiliates and subcontractors shall, allow Purchaser and its representatives access to the premises for the purpose of effecting a handover of any relevant matter in accordance with the provisions of Schedule I (which shall be effected without material disruption or damage to the assets or business of Seller) and shall provide Purchaser with all reasonable assistance in connection therewith.

2.2           Inconsistency.  To the extent that the terms of the Purchase Agreement are inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail.

2.3           Relationship of Parties. In providing the Transition Services, Seller is acting as and shall be considered an independent contractor.  Nothing herein contained shall be deemed or construed by Seller, Purchaser or any other person as creating the relationship of principal and agent, partnership, joint employers or joint venture between the Parties.

2.4           Consequential and Other Damages; Indemnification.

(a)           Seller shall not be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any of the Transition Services hereunder, including but not limited to business interruptions and claims of customers.  Nothing in this Section 2.4(a) shall operate to exclude or restrict Seller’s liability for death or personal injury resulting from its gross negligence or willful misconduct.

(b)           Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates (as such term is defined in the Purchase Agreement) and each of their respective officers, directors, employees, stockholders, agents and representatives (each an “Indemnified Party”) from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or out-of-pocket costs or expenses, including without limitation, reasonable attorney’s fees and expenses and costs and expenses of investigation (collectively, “Losses”), arising out of or resulting from a breach or negligent performance or non-performance of this Agreement by the Indemnifying Party and/or any of its Affiliates and/or any of their respective officers, directors, employees, agents and representatives), except to the extent such Losses are due to the Indemnified Party’s gross negligence or willful misconduct in performing its obligations hereunder and provided always that the Indemnifying Party’s liability pursuant to this clause shall be limited to $200,000.

4

2.5           Entire Agreement; Amendment.  This Agreement (including Schedule I hereto), together with the Purchase Agreement (including the Schedules and Exhibits thereto) and the other instruments, documents, certificates and agreements executed and delivered by the Parties in connection therewith, constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

2.6           Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

2.7           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile) and all of which, when taken together, will be deemed to constitute one and the same agreement.

2.8           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

2.9           Setoff.  In the event that Purchaser does not pay any amount finally determined to be due (including any amounts finally determined to be due because of breach or non-performance of obligations hereunder) to Seller hereunder, then Seller shall be entitled to set-off any such finally determined amounts against any amounts that Seller may owe to Purchaser.

2.10         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

(a) if to Purchaser, to:	Modern Water plc Bramley House, The Guildway Old Portsmouth Road Guildford Surrey, GU3 1LR Facsimile: 44 (0)1483 506687 Attention: The Company Secretary

5

with a copy (which shall not constitute notice) to:	Norton Rose LLP 3 More London Riverside London, SE1 2AQ Facsimile: 44 (0)207 283 6500 Attention: LN48864
(b) if to Seller, to:	Strategic Diagnostics Inc. 111 Pencader Drive Newark, DE 19702 Facsimile: (302) 456-6770 Attention: Francis M. DiNuzzo, Chief Executive Officer
with a copy (which shall not constitute notice) to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Facsimile: (215) 963-5001 Attention: Justin W. Chairman

2.11            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein without giving effect to the choice of law principles of the State of Delaware that would require or permit the application of the Laws of another jurisdiction.

2.12           No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

2.13           Further Representations.  Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement.

2.14           Interpretation.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.  The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

[Signature Page Follows]

6

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

STRATEGIC DIAGNOSTICS INC.

By:
Name:
Title:

MODERN WATER INC.

By:
Name:
Title:

MW MONITORING IP LIMITED

Date	By:
Name:
Title:

- SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT -

SCHEDULE I
TRANSITION SERVICES

Not attached.

Exhibit C

Intellectual Property Assignment

UNITED STATES MASTER TRADEMARK ASSIGNMENT AGREEMENT

WHEREAS, STRATEGIC DIAGNOSTICS INC, A LIMITED LIABILITY COMPANY ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE HAVING OFFICES AT 111 PENCADER DRIVE, NEWARK, DE 19702 (“ASSIGNOR”), IS THE OWNER OF THE UNITED STATES TRADEMARK APPLICATIONS AND REGISTRATIONS (COLLECTIVELY, THE “MARKS”) AND PATENTS (THE “PATENTS”) LISTED ON SCHEDULE A ATTACHED HERETO (COLLECTIVELY, THE “PURCHASED INTELLECTUAL PROPERTY”);

WHEREAS, Modern Water Monitoring IP Limited., a limited liability company incorporated under the laws of England and Wales, having a place of business at Bramley House, The Guildway, Old Portsmouth Road, Guildford, Surrey, GU3 1LR  (“Assignee”), and Assignor have entered into that certain Asset Purchase Agreement, dated as of [●], 2011 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign, and Assignee has agreed to acquire, the Purchased Intellectual Property and the goodwill associated therewith; and

WHEREAS, Assignor and Assignee wish to evidence the assignment of the Purchased Intellectual Property in the United States Patent and Trademark Office (the “PTO”).

NOW, THEREFORE, in consideration of the payment of the sums set forth in the Purchase Agreement, Assignor hereby assigns to Assignee all right, title and interest as it holds in and to the Marks and all causes of action for past or future infringement thereof, and all rights to claim priority based thereon, and any goodwill associated therewith, and Assignee accepts such assignment.

NOW, THEREFORE, in consideration of the payment of the sums set forth in the Purchase Agreement, Assignor hereby assigns to Assignee all right, title and interest as it holds in and to the Patents, including any patent granted in respect of a patent application comprised in the Patents, and any continuation, divisional, renewal, reexamination, substitute or reissue thereof, all causes of action for past or future infringement thereof, and all rights to claim priority based thereon, and Assignee accepts such assignment.

Assignee has the right to record and file this assignment in the PTO, at Assignee’s sole cost and expense.  This Assignment is expressly made subject to the terms and provisions of the Purchase Agreement.  In the event of a conflict or inconsistency between the provisions of this assignment and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement will prevail.

IN WITNESS WHEREOF, Assignor has signed this Assignment this [●], 2011.

By:
Name:
Title:

STATE OF	)

) ss.:

COUNTY OF	)

ACKNOWLEDGMENT

On this __ day of _____, before me came ____________________, who stated that he/she is the _______________ of ________________________ and acknowledged that he/she executed the above instrument as the act and deed of _______________________ with full authority to do so.

Notary Public

SCHEDULE A

The Marks

[To include the information found on Schedule 2.1(d) to the Purchase Agreement]